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Exhibit 99.1

News Release

Babcock & Wilcox Enterprises Announces Results for Fourth Quarter and Full Year 2019

Q4 2019 Highlights:
- GAAP consolidated operating income improved by $147.7 million quarter-over-quarter to positive income of $10.0 million
- Company generated earnings per share of $0.26 and consolidated adjusted EBITDA of $19.3 million
- Vølund segment returned to profitability on an adjusted EBITDA basis

Full Year 2019 Highlights:
- GAAP consolidated operating income improved by $397.2 million year-over-year to a loss of $29.4 million
- Company generated consolidated adjusted EBITDA of $33.3 million, returning to full-year profitability on an adjusted EBITDA basis
- All segments generated positive adjusted gross profit for the year

(AKRON, Ohio – March 30, 2020) – Babcock & Wilcox Enterprises, Inc. ("B&W Enterprises") (NYSE: BW) announced today fourth quarter 2019 GAAP income from continuing operations of $5.5 million, an improvement of $232.8 million compared to a loss of $227.4 million in fourth quarter 2018. Adjusted EBITDA was a positive $19.3 million, an improvement of $133.5 million compared to negative adjusted EBITDA of $114.2 million in the prior year period, resulting in the Company's third consecutive quarter of profitability in 2019 on an adjusted EBITDA basis.

Full year 2019 GAAP income from continuing operations was a loss of $129.7 million, an improvement of $528.3 million compared to a loss of $658.0 million in 2018. Adjusted EBITDA was a positive $33.3 million, an improvement of $331.0 million compared to negative adjusted EBITDA of $297.7 million in the prior year, returning the Company to full-year profitability in 2019 on an adjusted EBITDA basis.

"Our solid performance in the fourth quarter of 2019 shows we have turned the corner toward profitability and demonstrates the strength of our improved operational performance and cost-savings efforts. Our GAAP operating income of $10.0 million and consolidated adjusted EBITDA of $19.3 million in the quarter directly reflect the value of underlying assets within our core business," said Kenneth Young, B&W Enterprises Chief Executive Officer. "Before we began to feel the effects of COVID-19, the business was progressing as planned in the first quarter of 2020. However, like many companies around the world, the global COVID-19 pandemic and the many measures taken by local and national governments to control its spread continue to impact our operations, and we are not able to fully predict the extent or timing of the impact. Many projects are delayed or deferred as our customers are also following local or national restrictions. We have implemented work-at-home mandates in many locations and we are deemed an essential business, so we can continue operations and support when requested."

"We are in continual contact with our employees, customers, suppliers and government officials to collaborate on approaches to the challenges the pandemic presents," Young continued. "The work we do is essential to the U.S. and global power generation infrastructure, and our technologies are also used by several hospitals and pulp and paper industrial customers. We are committed to supporting our customers during this crisis."

"We ended 2019 having made significant progress with the implementation of previously announced cost-savings initiatives, to reach approximately $119 million in annualized savings, as the first step toward optimizing our business while maintaining our high standards of quality and service," said Louis Salamone, B&W Enterprises Chief Financial Officer. "We have a proven and experienced management and employee team that engineered the turnaround of our business, and they are even more determined as we plan and implement changes throughout our operations in response to the unprecedented impacts of COVID-19. We are focused on managing our costs and cash flow through this crisis, while continually evaluating the effects of the financial market disruption on our business, to support our customers in the long-term."

Q4 2019 Financial Summary

The Company's focus on core technologies and profitability was the primary driver, as expected, of a decline in revenue in the fourth quarter of 2019 compared to the fourth quarter of 2018. Consolidated revenues in fourth quarter 2019 were $180.4 million, down 19% compared to fourth quarter 2018. Lower volume in the B&W segment related to the periodic nature of large construction new build projects, and a lower level of activity on SPIG legacy loss contracts and lower volume of new build cooling system services in the SPIG segment following a change in strategy to improve profitability, also drove the decline in revenue. The GAAP operating income in fourth quarter 2019 was $10.0 million, inclusive of restructuring and settlement costs and advisory fees of $7.2 million, compared to an operating loss of $137.7 million in fourth quarter 2018. The improvement in operating income was primarily due to improved gross margins in the Babcock & Wilcox segment, the absence of losses on the six European EPC loss contracts and the change in strategy in the SPIG segment to improve profitability by focusing on more selective bidding in core geographies and products. Adjusted EBITDA improved to a positive $19.3 million compared to negative $114.2 million in fourth quarter 2018. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of operating income, the most directly comparable GAAP measure, to adjusted EBITDA, as well as to adjusted gross profit for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox segment revenues were $137.0 million in the fourth quarter of 2019, a decrease of 33.7% compared to $206.6 million in the prior-year period, primarily attributable to lower volume related to the periodic nature of large construction new build projects. Adjusted EBITDA in fourth quarter 2019 was $19.1 million, a decrease of 33.6% compared to $28.8 million in last year's quarter, primarily due to the effects of lower volume and increases in overhead being absorbed by the segment previously absorbed by other segments; adjusted EBITDA margin was 13.9% in the quarter and in the same period last year. Adjusted gross profit in the Babcock & Wilcox segment in fourth quarter 2019 was $39.0 million, a 15.0% decrease compared to $45.9 million in the prior-year period, primarily related to decreased volume as described above, partially offset by the benefits of cost reductions; gross profit margin was 28.4%, compared to 22.2% in the same period last year, primarily due to an improved revenue mix with an increased proportion of higher-margin parts sales and the benefits of cost savings initiatives.

SPIG segment revenues were $18.7 million in the fourth quarter of 2019, a decrease of 48.1% compared to $36.0 million in fourth quarter 2018, mainly due to the shift in strategy implemented in 2018 to more selectively bid and focus on core geographies and products to improve profitability. Adjusted EBITDA was negative $0.6 million, a $28.1 million improvement compared to negative $28.7 million in the same period last year, driven by the new strategy, the benefits of restructuring, SG&A cost savings and operating cost reductions. Adjusted gross profit improved to positive $1.0 million in fourth quarter 2019, compared to negative $16.9 million in the prior-year period, primarily due to the effects of the new strategy. SPIG's performance in the fourth quarter of 2018 was negatively affected by increases in estimated costs to complete remaining legacy new build cooling systems contracts and related bad debt expenses; the negative impact of these charges and reserves in the fourth quarter of 2018 was $32.8 million. These contracts that were sold under the previous strategy were substantially complete as of December 31, 2018. At December 31, 2019, SPIG's U.S. entity had two remaining significant loss contracts; the first was 99% complete at the end of the fourth quarter of 2019 and is expected be fully complete in the first quarter of 2020 and the second was 87% complete at the end of the fourth quarter of 2019 and is expected to be fully complete in the third quarter of 2020. The losses from these contracts have been reflected in the fourth quarter 2019 financial statements.

Vølund & Other Renewable segment revenues were $26.3 million for the fourth quarter of 2019, compared to negative $10.3 million in fourth quarter 2018. Fourth quarter revenues were higher compared to the prior year quarter due to the impact of the previously disclosed settlement related to certain EPC loss projects on 2018 revenues, as well as increased volume in the segment's operations & maintenance, licensing and environmental lines, partially offset by the sale of Loibl, which generated revenues of approximately $7.6 million in the prior year quarter. Adjusted EBITDA in the quarter improved to positive $2.0 million compared to negative $110.0 million in the fourth quarter last year, returning the segment to profitability on an adjusted EBITDA basis, primarily due to the absence of losses on the European EPC loss contracts and the impact of the settlement on fourth quarter 2018 results. In the fourth quarter of 2019, the segment recorded a gain of $1.2 million on the European EPC loss contracts as compared to $104.0 million of losses recorded in the fourth quarter of 2018, inclusive of warranty expense. The segment had one remaining extended scope contract which turned into a small loss in the fourth quarter of 2019 due to an increase in its estimate to complete; this contract was turned over to the customer in October 2019. Beyond the effect of the settlement on 2018 results and absence of losses on the EPC loss contracts, fourth quarter 2019 adjusted EBITDA included lower levels of direct overhead support and lower SG&A, partially offset by the absence of gross profit from Loibl due to its sale. The segment adjusted gross profit was positive $5.6 million in fourth quarter 2019, an improvement of $106.8 million compared to negative $101.2 million reported in fourth quarter 2018.

Full Year 2019 Financial Summary

Consolidated revenues in 2019 were $859.1 million, down 19% compared to 2018 as expected, primarily driven by the Company's focus on core technologies and profitability across all segments, as well as resolution of the European EPC loss contracts. The GAAP operating loss in 2019 was $29.4 million, inclusive of restructuring and settlement costs and advisory fees of $39.7 million, compared to an operating loss of $426.6 million in 2018. The improvement in operating income was primarily due to improved gross margins in the Babcock & Wilcox segment, a significantly lower level of losses on the European EPC loss contracts and the shift in strategy in the SPIG segment to improve profitability by focusing on more selective bidding in core geographies and products. Adjusted EBITDA improved to a positive $33.3 million compared to negative $297.7 million in 2018.

Babcock & Wilcox segment revenues were $688.3 million in 2019, a decrease of 8.8% compared to $754.6 million in the prior year, primarily attributable to lower volume related to the periodic nature of large construction new build projects. Adjusted EBITDA in 2019 was $66.6 million, an increase of 11.9% compared to $59.5 million in the prior year, primarily due to cost savings associated with cost reduction initiatives, partially offset by the effects of lower volume and increases in overhead being absorbed by the segment previously absorbed by other segments; adjusted EBITDA margin was 9.7% for the year compared to 7.9% in 2018. Adjusted gross profit in the Babcock & Wilcox segment in 2019 was $148.9 million, a 5.6% increase compared to $141.1 million in the prior year, primarily due to the benefits of cost savings initiatives, partially offset by the effect of lower volume as described above. Gross profit margin was 21.6%, compared to 18.7% in the last year.

SPIG segment revenues were $80.7 million in 2019, a decrease of 47.5% compared to $153.6 million in 2018, as expected, mainly due to the shift in strategy implemented in 2018 to more selectively bid and focus on core geographies and products to improve profitability. Adjusted EBITDA was negative $2.4 million, a $50.9 million improvement compared to negative $53.3 million in the prior year, driven by the new strategy, the benefits of restructuring, SG&A cost savings and operating cost reductions. Adjusted gross profit improved to positive $6.1 million in 2019, compared to negative $25.1 million in the prior year, primarily due to the effects of the new strategy. SPIG's performance in 2018 was negatively affected by increases in estimated costs to complete remaining legacy new build cooling systems contracts and related bad debt expenses, as previously discussed in the segment's fourth quarter 2019 results; the negative impact of these charges and reserves in 2018 was $45.0 million.

Vølund & Other Renewable segment revenues were $121.9 million in 2019, a decrease of 32.7% compared to $181.2 million in 2018, primarily due to lower volume on the European EPC loss contracts; the sales of PBRRC and Loibl, which contributed $44.5 million and $29.9 million of revenue, respectively, in 2018; and the effects of a shift to a core technology business model and a prior decision to limit bidding while the EPC loss contracts were being completed, partially offset by increased volume in the segment's operations & maintenance, licensing, environmental and aftermarket lines. Adjusted EBITDA improved to negative $10.5 million compared to negative $275.9 million in the prior year, primarily due to a lower level of losses on the European EPC loss contracts and the impact of the previously discussed settlement on 2018 results. In 2019, the segment recorded $6.9 million in net losses as compared to $233.0 million of equivalent losses recorded in 2018, inclusive of warranty expense. Beyond the effect of the settlement on 2018 results and significantly reduced losses on the EPC loss contracts, 2019 adjusted EBITDA included lower levels of direct overhead support and lower SG&A, partially offset by the absence of gross profit from PBRRC and Loibl due to their sales. The segment adjusted gross profit was positive $9.0 million in 2019, an improvement of $247.2 million compared to negative $238.1 million in 2018.

COVID-19 Impact

The global COVID-19 pandemic has disrupted business operations, trade, commerce, financial and credit markets, and daily life throughout the world. The Company's business has been adversely impacted by the measures taken by local governments and others to control the spread of this virus. Its headquarters and the headquarters of the Babcock & Wilcox segment in Akron, Ohio, the headquarters of the Vølund & Other Renewable segment in Denmark and the headquarters of the SPIG segment in Italy (among other locations where the Company and its customers, vendors and suppliers operate) are currently subject to lock-down or shelter-in-place orders under local ordinances, with employees continuing to work remotely if possible. While some employees can work remotely, many customers and projects require B&W's employees to travel to customer and project worksites. Certain customers and significant projects are located in areas where travel restrictions have been imposed, certain customers have closed or reduced on-site activities, and timelines for completion of certain projects have also been extended into next year. The resulting uncertainty concerning, among other things, the spread and economic impact of the virus have also caused significant volatility and, at times, illiquidity in global equity and credit markets. At the time of this release, it is impossible to predict the overall impact the pandemic will have on the Company's business, liquidity, capital resources or financial results. However, the Company continues to face uncertainty regarding its liquidity and ability to refinance its Credit Agreement on the terms required.

Liquidity and Balance Sheet

As discussed above, the Company continues to face uncertainty regarding its liquidity as a result of the global COVID-19 pandemic.

At December 31, 2019, the Company had a cash and cash equivalents balance of $43.8 million and borrowing availability of $26.0 million.

The Company is continuing to pursue cost recoveries under various applicable insurance policies and from responsible subcontractors for the Vølund & Other Renewable segment's European EPC loss contracts.

Cost-Savings Measures Progressing

The Company has implemented nearly $119 million of annualized cost-savings initiatives previously identified. Roughly 97% of the aggregate $119 million in savings measures have been implemented to date with the balance to be implemented in the first half of 2020. The Company continues to evaluate additional opportunities for cost savings and continues to evaluate potential dispositions as appropriate.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting our financial condition and results of operations than GAAP measures alone.

This release presents adjusted gross profit for each business segment and adjusted EBITDA, which are non-GAAP financial measures. Adjusted EBITDA on a consolidated basis is defined as the sum of the adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest, tax, depreciation and amortization adjusted for items such as gains or losses on asset sales, mark to market ("MTM") pension adjustments, restructuring and spin costs, impairments, losses on debt extinguishment, costs related to financial consulting required under the U.S. Revolving Credit Facility and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presented consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments.

This release also presents adjusted gross profit by segment. The Company believes that adjusted gross profit by segment is useful to investors to help facilitate comparisons of the ongoing, operating performance of the segments by excluding expenses related to, among other things, activities related to the spin-off, activities related to various restructuring activities the Company has undertaken, corporate overhead (such as SG&A expenses and research and development costs) and certain non-cash expenses such as intangible amortization and goodwill impairments that are not allocated by segment.

Forward-Looking Statements

B&W Enterprises cautions that this release contains forward-looking statements, including, without limitation, statements relating to our strategic objectives; our business execution model; management’s expectations regarding the industries in which the Company operates; our guidance and forecasts; our projected operating margin improvements, savings and restructuring costs; our U.S. revolving credit facility; and project execution. Differences between actual results and any future performance suggested in our forward-looking statements could result from a variety of factors, including the following: our ability to continue as a going concern; the risks of pandemics or other public health emergencies, including the continued spread and impact of, and the governmental and third party response to, the recent COVID-19 outbreak; the impact of social distancing, shelter-in-place, border closings, travel restrictions, remote work requirements and similar governmental and private measures taken to combat the spread of COVID-19; our recognition of any asset impairments as a result of any decline in the value of our assets or our efforts to dispose of any assets in the future; our ability to refinance the credit agreement governing our revolving credit facility and term loans in accordance with its terms on or prior to May 11, 2020; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; our ability to satisfy, or if required, obtain waivers of the requirements under the credit agreement governing our revolving credit facility and term loans; our ability to refinance our obligations under such credit agreement in a timely manner, if at all; our ability to obtain waivers of required pension contributions beginning with contributions for fiscal year 2019; the highly competitive nature of our businesses, and our ability to successfully compete with our current and future competitors; general economic and business conditions, including changes in interest rates and currency exchange rates; fluctuations and volatility in global financial markets, such as the recent substantial decline in oil prices; technological and regulatory developments in the energy industry and our ability to evolve with these trends; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified;  our ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost-savings initiatives; our ability to successfully address productivity and schedule issues in our Vølund & Other Renewable segment, including the ability to complete our European EPC projects within the expected time frame and the estimated costs; our ability to successfully partner with third parties to win and execute contracts within our SPIG and Vølund & Other Renewable segments; changes in our effective tax rate and tax positions, including the limitation on our ability to use our net operating loss carryforwards and other tax assets as a result of our recent ownership change under Section 382 of the Internal Revenue Code; our ability to maintain operational support for our information systems against service outages and data corruption, as well as protection against cyber-based network security breaches and theft of data; our ability to protect our intellectual property and renew licenses to use intellectual property of third parties; our use of the percentage-of-completion method of accounting to recognize revenue over time; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; changes in, or our failure or inability to comply with, laws and government regulations; actual or anticipated changes in governmental regulation, including trade and tariff policies; difficulties we may encounter in obtaining regulatory or other necessary permits or approvals; changes in, and liabilities relating to, existing or future environmental regulatory matters; changes in actuarial assumptions and market fluctuations that affect our net pension liabilities and income; potential violations of the Foreign Corrupt Practices Act; the loss of key personnel and the continued availability of qualified personnel; the timing and ability to obtain project related insurance recoveries against certain of our subcontractors and other counterparties; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where we do business or seek new business; the possibilities of war, other armed conflicts or terrorist attacks; the willingness of customers and suppliers to continue to do business with us on reasonable terms and conditions; and our ability to successfully consummate strategic alternatives for non-core assets, if we decide to pursue them. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W Enterprise’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. B&W Enterprises cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W Enterprises
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.

# # #

Investor Contact:	Media Contact:
Megan Wilson	Ryan Cornell
Vice President, Corporate Development & Investor Relations	Public Relations
Babcock & Wilcox Enterprises	Babcock & Wilcox Enterprises
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Revenues	$180.4	$222.9	$859.1	$1,062.4
Costs and expenses:
Cost of operations	135.7	297.8	698.9	1,192.0
Selling, general and administrative expenses	30.6	53.2	151.1	204.7
Goodwill and other intangible asset impairment	—	2.5	—	40.0
Advisory fees and settlement costs	5.1	3.2	27.9	18.6
Restructuring activities and spin-off transaction costs	2.1	3.2	11.7	16.8
Research and development costs	0.6	0.9	2.9	3.8
(Gain) loss on asset disposals, net	(3.7)	—	(3.9)	1.4
Total costs and expenses	170.4	360.7	888.5	1,477.4
Equity in income and impairment of investees	—	0.2	—	(11.6)
Operating income (loss)	10.0	(137.7)	(29.4)	(426.6)
Other (expense) income:
Interest expense	(27.5)	(13.9)	(94.9)	(49.6)
Interest income	0.1	(0.2)	0.9	0.2
Loss on debt extinguishment	—	—	(4.0)	(49.2)
Gain (loss) on sale of business	—	0.1	(3.6)	39.8
Benefit plans, net	13.7	(67.0)	22.8	(42.1)
Foreign exchange	10.8	(5.9)	(16.6)	(28.5)
Other – net	0.1	0.0	0.3	0.3
Total other expense	(2.8)	(86.8)	(95.1)	(129.2)
Income (loss) before income tax expense	7.2	(224.4)	(124.4)	(555.8)
Income tax expense	1.7	2.9	5.3	102.2
Income (loss) from continuing operations	5.5	(227.4)	(129.7)	(658.0)
Income (loss) from discontinued operations, net of tax	—	(6.0)	0.7	(66.8)
Net income (loss)	5.5	(233.3)	(129.0)	(724.9)
Net loss (income) attributable to non-controlling interest	6.9	(0.1)	7.1	(0.4)
Net income (loss) attributable to stockholders	$12.4	$(233.4)	$(122.0)	$(725.3)

Basic and diluted earnings (loss) per common share:
Continuing operations	$0.26	$(12.40)	$(3.89)	$(47.62)
Discontinued operations	—	(0.32)	0.02	(4.83)
Basic and diluted earnings (loss) per common share	$0.26	$(12.72)	$(3.87)	$(52.45)

Shares used in the computation of earnings per share:
Basic and Diluted(2)	48.0	18.4	31.5	13.8
(1) Figures may not be clerically accurate due to rounding.
(2) Basic and diluted shares reflect the bonus element for the 2019 Rights Offering on July 23, 2019 as described in Note 3, in the Company's 10-K and the one-for-ten reverse stock split on July 24, 2019 as described in Note 1, in the Company's 10-K.

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(2)

(In millions, except per share amount)	December 31, 2019	December 31, 2018
Cash and cash equivalents	$43.8	$43.2
Restricted cash and cash equivalents	13.2	17.1
Accounts receivable – trade, net	142.2	197.2
Accounts receivable – other	23.3	44.7
Contracts in progress	91.6	144.7
Inventories	63.1	61.3
Other current assets	27.0	41.4
Current assets held for sale	8.1	—
Total current assets	412.2	549.6
Net property, plant and equipment, and finance lease	97.1	90.9
Goodwill	47.2	47.1
Intangible assets	25.3	30.8
Right-of-use assets	12.5	—
Other assets	25.0	27.1
Non-current assets held for sale	7.3	—
Total assets	$626.5	$745.5

Revolving credit facilities	179.0	145.5
Last out term loans	104.0	30.6
Accounts payable	109.9	199.9
Accrued employee benefits	18.3	19.3
Advance billings on contracts	75.3	149.4
Accrued warranty expense	33.4	45.1
Operating lease liabilities	4.3	—
Other accrued liabilities	68.8	122.1
Current liabilities held for sale	9.5	—
Total current liabilities	602.5	712.0
Pension and other accumulated postretirement benefit liabilities	259.3	281.6
Non-current finance lease liabilities	30.5	—
Non-current operating lease liabilities	8.4	—
Other non-current liabilities	20.9	29.2
Total liabilities	921.5	1,022.8
Commitments and contingencies
Stockholders' deficit:
Common stock, par value $0.01 per share, authorized shares of 500,000 and 200,000 at December 31, 2019 and 2018, respectively; issued and outstanding shares of 46,374 and 16,879 at December 31, 2019 and 2018, respectively (1)	4.7	1.7
Capital in excess of par value	1,142.6	1,047.1
Treasury stock at cost, 616 and 587 shares at December 31, 2019 and 2018, respectively(1)	(105.7)	(105.6)
Accumulated deficit	(1,339.9)	(1,217.9)
Accumulated other comprehensive income (loss)	1.9	(11.4)
Stockholders' deficit attributable to shareholders	(296.4)	(286.1)
Non-controlling interest	1.4	8.8
Total stockholders' deficit	(294.9)	(277.3)
Total liabilities and stockholders' deficit	$626.5	$745.5
(1) Issued and outstanding common shares and treasury stock shares reflect the one-for-ten reverse stock split on July 24, 2019 as described in Note 1 in the Company's 10-K.
(2) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In millions)

	Year ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(129.0)	$(724.9)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of long-lived assets	23.6	32.0
Amortization of deferred financing costs, debt discount and payment-in-kind interest	61.2	25.7
Non-cash operating lease expense	5.4	—
Loss (gain) on sale of business	3.6	(33.9)
Loss on debt extinguishment	4.0	49.2
Goodwill impairment of discontinued operations	—	72.3
Goodwill and other intangible asset impairment	—	40.0
Income from equity method investees	—	(6.8)
Other-than-temporary impairment of equity method investment in TBWES	—	18.4
(Gains) losses on asset disposals and impairments	(3.9)	1.3
(Benefit from) provision for deferred income taxes, including valuation allowances	(0.9)	98.1
Mark to market losses (gains) and prior service cost amortization for pension plans	(10.7)	63.5
Stock-based compensation, net of associated income taxes	3.1	2.3
Changes in assets and liabilities:
Accounts receivable	63.9	80.4
Dividends from equity method investees	—	0.9
Accrued insurance receivable	—	12.3
Contracts in progress	48.5	(6.3)
Advance billings on contracts	(71.3)	(22.3)
Inventories	(4.1)	10.3
Income taxes	1.3	(5.3)
Accounts payable	(80.5)	(4.4)
Accrued and other current liabilities	(23.1)	38.7
Accrued contract loss	(50.7)	21.5
Pension liabilities, accrued postretirement benefits and employee benefits	(16.3)	(39.0)
Other, net	(0.3)	(6.0)
Net cash used in operating activities	(176.3)	(281.9)
Cash flows from investing activities:
Purchase of property, plant and equipment	(3.8)	(5.5)
Proceeds from sale of business	7.4	155.0
Proceeds from sale of equity method investments in joint venture	—	28.8
Purchases of available-for-sale securities	(8.9)	(34.8)
Sales and maturities of available-for-sale securities	11.5	35.2
Other, net	2.5	0.5
Net cash from investing activities	8.8	179.2

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In millions)

	Year ended December 31,
	2019	2018
Cash flows from financing activities:
Borrowings under our U.S. revolving credit facility	291.6	565.2
Repayments of our U.S. revolving credit facility	(257.5)	(514.6)
Repayments of our second lien term loan facility	—	(212.6)
Borrowings under Last Out Term Loan Tranche A-1	—	30.0
Borrowings under Last Out Term Loan Tranche A-2	10.0	—
Repayments under Last Out Term Loan Tranche A-2	(10.3)	—
Borrowings under Last Out Term Loan Tranche A-3	141.4	—
Repayments under Last Out Term Loan Tranche A-3	(31.5)	—
Repayments under our foreign revolving credit facilities	(0.6)	(7.3)
Shares of our common stock returned to treasury stock	(0.1)	(0.8)
Proceeds from rights offering	40.4	247.1
Costs related to rights offering	(0.8)	(3.3)
Debt issuance costs	(16.6)	(22.4)
Issuance of common stock	1.4	1.2
Other, net	(0.3)	—
Net cash from financing activities	167.0	82.6
Effects of exchange rate changes on cash	(2.8)	(2.3)
Net decrease in cash, cash equivalents and restricted cash	(3.3)	(22.4)
Less net increase in cash and cash equivalents of discontinued operations	—	(13.0)
Net decrease in cash, cash equivalents and restricted cash of continuing operations	(3.3)	(9.4)
Cash, cash equivalents and restricted cash of continuing operations, beginning of period	60.3	69.7
Cash, cash equivalents and restricted cash of continuing operations, end of period	$56.9	$60.3

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
REVENUES:
Babcock & Wilcox segment	$137.0	$206.6	$688.3	$754.6
Vølund & Other Renewable segment	26.3	(10.3)	121.9	181.2
SPIG segment	18.7	36.0	80.7	153.6
Eliminations	(1.5)	(9.5)	(31.8)	(27.0)
	$180.4	$222.9	$859.1	$1,062.4

ADJUSTED EBITDA:
Babcock & Wilcox segment	$19.1	$28.8	$66.6	$59.5
Vølund & Other Renewable segment	2.0	(110.0)	(10.5)	(275.9)
SPIG segment	(0.6)	(28.7)	(2.4)	(53.3)
Corporate	(0.6)	(3.4)	(17.6)	(24.2)
Research and development costs	(0.6)	(0.9)	(2.9)	(3.8)
	$19.3	$(114.2)	$33.3	$(297.7)

AMORTIZATION EXPENSE:
Babcock & Wilcox segment	$0.2	$0.1	$0.6	$0.7
Vølund & Other Renewable segment	0.1	0.2	0.5	0.8
SPIG segment	0.7	1.0	3.1	5.2
	$1.0	$1.3	$4.3	$6.7

DEPRECIATION EXPENSE:
Babcock & Wilcox segment	$2.5	$4.7	$15.1	$15.3
Vølund & Other Renewable segment	0.5	0.7	2.4	3.5
SPIG segment	0.5	0.5	1.8	1.9
Corporate	—	0.3	—	1.1
	$3.5	$6.2	$19.3	$21.8

	As of December 31,
BACKLOG:	2019	2018
Babcock & Wilcox segment	$220	$386
Vølund & Other Renewable segment (2)	188	327
SPIG segment	39	87
Other/Eliminations	(6)	(18)
	$441	$782
(1) Figures may not be clerically accurate due to rounding.

(2)
Vølund & Other Renewable backlog at December 31, 2019, includes $171.8 million related to long-term operation and maintenance contracts for renewable energy plants, with remaining durations extending until 2034. Generally, such contracts have a duration of 10-20 years and include options to extend.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(5)
(In millions)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Adjusted EBITDA (1)
Babcock & Wilcox segment (2)	$19.1	$28.8	$66.6	$59.5
Vølund & Other Renewable segment	2.0	(110.0)	(10.5)	(275.9)
SPIG segment	(0.6)	(28.7)	(2.4)	(53.3)
Corporate (3)	(0.6)	(3.4)	(17.6)	(24.2)
Research and development costs	(0.6)	(0.9)	(2.9)	(3.8)
	19.3	(114.2)	33.3	(297.7)

Restructuring activities and spin-off transaction costs	(2.1)	(3.2)	(11.7)	(16.8)
Financial advisory services	(0.7)	(3.2)	(9.1)	(18.6)
Settlement cost to exit Vølund contract (4)	—	—	(6.6)	—
Reserve for strategic change in China	—	(7.3)	—	(7.3)
Advisory fees for settlement costs and liquidity planning	(4.4)	—	(11.8)	—
Litigation settlement	—	—	(0.5)	—
Stock compensation	(1.3)	0.1	(3.4)	(4.4)
Goodwill and other intangible asset impairment	—	(2.5)	—	(40.0)
Impairment of equity method investment in TBWES	—	—	—	(18.4)
Gain on sale of equity method investment in BWBC	—	—	—	6.5
Depreciation & amortization	(4.5)	(7.5)	(23.6)	(28.5)
Gain (loss) on asset disposals, net	3.7	—	3.9	(1.5)
Operating income (loss)	10.0	(137.7)	(29.4)	(426.6)
Interest expense, net	(27.4)	(14.1)	(94.0)	(49.4)
Loss on debt extinguishment	—	—	(4.0)	(49.2)
(Loss) gain on sale of business	—	0.1	(3.6)	39.8
Net pension benefit before MTM	3.6	5.3	14.0	25.4
MTM gain (loss) from benefit plans	10.1	(72.2)	8.8	(67.5)
Foreign exchange	10.8	(5.9)	(16.6)	(28.5)
Other – net	0.1	—	0.3	0.3
Income (loss) before income tax expense	$7.2	$(224.4)	$(124.4)	$(555.8)

(1) Adjusted EBITDA, for the three and twelve months ended December 31, 2018, excludes stock compensation that was previously included in segment results and totals $(0.1) million and $1.3 million, respectively in the Babcock & Wilcox segment, $0.1 million and $0.4 million, respectively in the Vølund & Other Renewable segment, $0.0 million and $0.1 million, respectively in the SPIG segment, and $(0.2) million and $2.6 million, respectively in Corporate. Beginning in the third quarter of 2019, stock compensation is no longer considered in Adjusted EBITDA for purposes of managing the business, and prior periods have been adjusted to be presented on a comparable basis.

(2)
The Babcock & Wilcox segment adjusted EBITDA, for the three and twelve months ended December 31, 2018, excludes $6.6 million and $25.4 million, respectively of net benefit from pension and other postretirement benefit plans, excluding MTM adjustments, that were previously included in the segment results. Beginning in 2019, net pension benefits are no longer allocated to the segments, and prior periods have been adjusted to be presented on a comparable basis.

(3)
Allocations are excluded from discontinued operations. Accordingly, allocations previously absorbed by the MEGTEC and Universal businesses in the SPIG segment have been included with other unallocated costs in Corporate, and total $2.9 million and $11.4 million, respectively for the three and twelve months ended December 31, 2018.

(4)
In March 2019, we entered into a settlement in connection with an additional European waste-to-energy EPC contract, for which notice to proceed was not given and the contract was not started. The settlement eliminates our obligations to act, and our risk related to acting, as the prime EPC should the project have moved forward.

(5) Figures may not be clerically accurate due to rounding.

Exhibit 6
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted Gross Profit (Loss)(2)
(In millions)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Adjusted gross profit (loss) (1)
Operating income (loss)	$10.0	$(137.7)	$(29.4)	$(426.6)
Selling, general and administrative ("SG&A") expenses	30.5	47.2	150.6	198.2
Advisory fees and settlement costs	5.1	3.2	27.9	18.6
Inventory reserve in Cost of Operations for strategic change in China	—	1.4	—	1.4
Trade receivable reserve in SG&A for Chinese operations	—	5.8	—	5.8
Intangible amortization expense	1.0	1.3	4.3	6.7
Goodwill impairment	—	2.5	—	40.0
Restructuring activities and spin-off transaction costs	2.1	3.2	11.7	16.8
Research and development costs	0.6	0.9	2.9	3.8
(Gain) loss on asset disposals, net	(3.7)	—	(3.9)	1.4
Equity in income and impairment of investees	—	(0.2)	—	11.6
Adjusted gross profit (loss)	45.6	(72.3)	164.0	(122.2)

Adjusted gross profit by segment is as follows:

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Adjusted gross profit (loss) (1)
Babcock & Wilcox segment	39.0	45.9	148.9	141.1
Vølund & Other Renewable segment	5.6	(101.2)	9.0	(238.1)
SPIG segment	1.0	(16.9)	6.1	(25.1)
Adjusted gross profit (loss)	45.6	(72.3)	164.0	(122.2)

(1) Intangible amortization is not allocated to the segments' adjusted gross profit, but depreciation is allocated to the segments' adjusted gross profit.
(2) Figures may not be clerically accurate due to rounding.